Exhibit 99.2

Press Release

Nuance Prices $588 Million Offering of 1.00% Senior Convertible Debentures

Proceeds to be Used to Pay Down Term Loan and Repurchase Approximately $180 Million of Nuance Shares

BURLINGTON, Mass., December 2, 2015 – Nuance Communications, Inc. (NASDAQ: NUAN) today announced the pricing of an offering of $588 million aggregate principal amount of its 1.00% senior convertible debentures due 2035 (the “Debentures”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The offering size was increased to $588 million from $550 million, as initially announced.

The sale of the Debentures is expected to close on December 7, 2015, subject to satisfaction of customary closing conditions. Nuance has granted the initial purchasers a 13-day option to purchase up to an additional $88 million aggregate principal amount of Debentures on the same terms and conditions to cover over-allotments, if any. Ordinary interest on the Debentures will be paid at a rate of 1.00% per year, payable in cash semi-annually in arrears, beginning on June 15, 2016. In addition to ordinary interest, the Debentures may accrue contingent interest in certain circumstances beginning with the interest period commencing on December 15, 2022. The Debentures will mature on December 15, 2035, unless earlier repurchased, redeemed or converted.

Holders may require Nuance to repurchase the Debentures, in cash, on December 15, 2022, December 15, 2027 and December 15, 2032 or upon the occurrence of certain fundamental changes at a repurchase price equal to the principal amount thereof plus accrued and unpaid interest, if any.

The Debentures will be convertible, subject to the satisfaction of certain conditions, into cash up to the principal amount of such Debentures, and with respect to any excess conversion value, cash or shares of Nuance common stock or a combination thereof, at Nuance’s election. The initial conversion rate per $1,000 principal amount of Debentures is equivalent to 36.7360 shares of common stock, which is equivalent to a conversion price of approximately $27.22 per share of common stock, subject to adjustment in certain circumstances. This initial conversion price represents a premium of 27.5% relative to the last reported sale price on December 1, 2015 of Nuance’s common stock of $21.35.

On or after December 20, 2022, Nuance may redeem for cash all or part of the Debentures, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest thereon, if any.

Upon closing, Nuance will use approximately $472 million of the net proceeds from this offering to repay all outstanding term loans under its existing senior credit facility, and will use cash on hand and remaining net proceeds to repurchase approximately $180 million of shares of its common stock and repurchase or refinance other existing indebtedness, including the repurchase of approximately $38 million in aggregate principal amount of Nuance’s outstanding 2.75% Senior Convertible Debentures due 2031.

© 2015 Nuance Communications, Inc. All rights reserved.

The Debentures will be sold to qualified institutional buyers pursuant to Rule 144A under the Act. Neither the Debentures nor the shares of Nuance’s common stock issuable upon conversion of the Debentures, if any, have been registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

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About Nuance Communications, Inc.

Nuance Communications, Inc. (NASDAQ: NUAN) is a leading provider of voice and language solutions for businesses and consumers around the world. Its technologies, applications and services make the user experience more compelling by transforming the way people interact with devices and systems. Every day, millions of users and thousands of businesses experience Nuance’s proven applications. For more information, please visit www.nuance.com.

Trademark reference: Nuance and the Nuance logo are registered trademarks or trademarks of Nuance Communications, Inc. or its affiliates in the United States and/or other countries. All other trademarks referenced herein are the property of their respective owners.

Contact Information

For Press and Investors

Richard Mack

Nuance Communications, Inc.

Tel: 781-565-5000

Email: richard.mack@nuance.com

© 2015 Nuance Communications, Inc. All rights reserved.